EHEALTH, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between eHealth, Inc. (the “Company”) and Fran Soistman (“Executive”).
1.Duties and Scope of Employment.
(a)Positions and Duties. Effective as of September 22, 2021 (the “Start Date”), Executive has become an employee of the Company. Effective November 1, 2021, Executive began serving as the Company’s Chief Executive Officer (“CEO”), reporting directly to the Company’s Board of Directors (the “Board”). As CEO, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as reasonably assigned to him by the Board. Executive will not be required to relocate to California and may work remotely from his homes in South Carolina and Maryland. Executive will be required to travel as reasonably needed and as mutually determined by Executive and the Board. Executive agrees to provide the Company with daily travel and work location information to facilitate state tax withholding requirements. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”
(b)Board Membership. Executive was appointed to the Board effective as of November 1, 2021. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further action by Executive, and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.
(c)Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s Code of Business Conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisors, for any direct or indirect remuneration without the prior written approval of the Board; provided, however, that Executive may continue to serve in the advisory and board member roles listed on Exhibit A hereto.
(d)Representations. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that as of the date of this Agreement, there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with any previous employer or his membership on any boards of directors.
(e)Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for any of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment, as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge
    1.

that this employment relationship may be terminated at any time, with or without Cause or Good Reason (as each such term is defined in Section 8 below) or advance notice, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
3.Compensation.
(a)Base Salary. As of the Start Date, the Company will pay Executive an annual salary of $750,000 (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and is subject to the usual, required withholdings. Commencing in 2023, the Base Salary shall be subject to review by the Compensation Committee in accordance with the annual review process.
(b)Annual Incentive Bonus. Effective November 1, 2021, Executive will be eligible to receive a target annual incentive bonus equal to 110% of Executive’s Base Salary (with a maximum bonus of 175% of Executive’s Base Salary)(the “Annual Incentive Bonus”). The Annual Incentive Bonus shall be determined based upon achievement of performance goals set forth as part of the Company’s executive bonus plan for the applicable year and approved in the sole discretion of the Compensation Committee after consultation with Executive. The actual Annual Incentive Bonus, if any, awarded to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) are achieved or exceeded, and, except as provided herein, is subject to Executive’s continued employment through the date bonuses are paid to Company executives generally. Executive shall be paid a guaranteed bonus of $137,877 (less deductions and withholdings) for 2021, calculated based on Executive’s time of service as CEO during 2021. In no event shall payment be made later than March 15th of the year following the year in which the incentive bonus was earned. Commencing in 2023, the Annual Incentive Bonus shall be subject to review by the Compensation Committee in accordance with the annual review process.
(c)Start Bonus. Executive was paid a one-time cash bonus of $200,000, less applicable withholdings (the “Start Bonus”) on October 8, 2021.
(d)Stock Option. The Company approved the following stock option awards (together, the “Options”), which were granted to Executive on October 6, 2021:
(i)The first stock option award covers one hundred thousand (100,000) shares of Company common stock (the “Time-Based Option”). The exercise price is at a per share exercise price equal to the closing price per share of Company common stock on Nasdaq Global Market on the grant date. Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Time-Based Option is scheduled to vest as to 25% of the shares subject to the Option on the first anniversary of the Start Date and as to the remainder of the shares subject to the Time-Based Option each month thereafter in equal installments on the same day of the month as the Start Date through the fourth anniversary of the Start Date, so as to be 100% vested on the fourth anniversary of the Start Date, subject to Executive’s continued employment with the Company or its subsidiaries on each scheduled vesting date.
(ii)The second stock option award covers one hundred thousand (100,000) shares of Company common stock (the “Performance-Based Option”). The exercise price is at a per share exercise price equal to the closing price per share of Company common stock on Nasdaq Global Market on the grant date. Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Performance-Based Option is scheduled to vest in the manner set forth on Exhibit B hereto, subject to Executive’s continued employment with the Company or its subsidiaries on each scheduled vesting date.
(e)Restricted Stock Units. In addition to the Options referenced above, the Company granted Executive the following three restricted stock unit awards (together, the “RSU Awards”) on November 2, 2021.
(i)The first restricted stock unit award covers sixty thousand (60,000) shares of Company common stock (the “Time-Based RSU”). Subject to accelerated vesting upon certain terminations of employment as set forth herein, the RSU will be scheduled to vest as to 25% of the shares subject to the Time-Based RSU on the first anniversary of the Start Date and in equal quarterly installments thereafter on the same day of the month as the Start Date through the fourth anniversary of the Start Date, so as to be 100% vested on the four (4) year anniversary of the Start Date, subject to Executive’s continued employment with the Company or its subsidiaries on each scheduled vesting date.
(ii)The second restricted stock unit award covers seventy thousand (70,000) shares of Company common stock (the “Performance-Based RSU”). Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Performance-Based RSU will be scheduled to vest in the manner set forth on Exhibit B hereto, subject to Executive’s continued employment with the Company or its subsidiaries on each scheduled vesting date.
(iii)The third restricted stock unit award covers twelve thousand five hundred (12,500) shares of Company common stock (the “Starting RSU”). Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Starting RSUs will vest with respect to 1/16 of the shares subject to the award on the date of grant, and in fifteen (15) equal quarterly installments thereafter, subject to Executive’s continued employment with the Company or its subsidiaries on each scheduled vesting date.
The Options and RSU Awards are intended to serve as a material inducement to Executive to become an employee of the Company and were granted under, and subject to the terms and conditions of, an equity plan of the Company and the applicable form of award agreement thereunder. All grants of equity awards were subject to the approval of the Compensation Committee, Executive being employed by the Company on the date of grant and, if required by law, a Form S-8 being filed and effective as of the date of grant.
Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award; provided, however, that (except (a) as otherwise determined by the Compensation Committee due to performance issues, and (b) in the case of non-ordinary course (e.g. retention or new hire) grants), Executive shall receive awards on a basis no less favorable than other senior executives of the Company.
4.Employee Benefits. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
5.Term and Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to

Executive; (c) unreimbursed business expenses required to be reimbursed to Executive; and (d) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws or Executive’s indemnification agreement. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, or Executive’s employment ends due to death or Disability, then Executive will be entitled to amounts and benefits specified in Section 6, subject to the terms and conditions therein.
6.Severance Benefits.
(a)Termination Without Cause or Resignation for Good Reason During the Change of Control Period. If, during the Employment Term and within the Change of Control Period (as defined herein) (i) Executive resigns his employment with the Company (or any parent or subsidiary of the Company) for Good Reason (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit C (the “Release”), then Executive shall receive the following severance benefits from the Company:
(i)Severance Payment. Executive shall receive a single lump-sum cash severance payment (less applicable withholding taxes) equal to the sum of (A) twenty-four (24) months of Executive’s Base Salary, (B) two times Executive’s then-current target Annual Incentive Bonus and (C) any earned but unpaid Annual Incentive Bonus with respect to the prior year, based on actual performance.
(ii)Acceleration of Vesting of Equity Compensation. One hundred percent (100%) of Executive’s outstanding and unvested time-based equity awards will become vested in full. Any Performance-Based Options or Performance-Based RSUs that have satisfied the stock price goal set forth on Exhibit B hereto (including in connection with the Change in Control), but for which the service-based vesting had not yet been satisfied will also vest and the remainder of the Performance-Based Options and Performance-Based RSUs that have not satisfied the stock price goals will terminate and be cancelled for no consideration. All other performance-based equity awards with respect to which performance goals have been achieved but which remain subject to time-based vesting will also vest and the remainder of such performance-based equity awards that have not satisfied the performance goals as of the date of termination will terminate and be cancelled for no consideration.
(iii)COBRA. Subject to Executive timely electing continuation coverage under the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), Executive shall receive one-hundred percent (100%) Company-paid group health, dental and vision coverage (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the Change of Control, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) eighteen (18) months from the date of termination, or (ii) the date upon which Executive and his dependents become covered under another employer’s group health, dental and vision plans that provide Executive and his dependents with comparable benefits and levels of coverage (such earlier date, the “COBRA Termination Date”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the Company-Paid Coverage without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s (and Executive’s dependents’, as applicable) group health, dental and vision coverage in effect on the date of Executive’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made to Executive regardless of whether Executive elects COBRA continuation coverage and shall end on the COBRA Termination Date.
(b)Termination Without Cause or Resignation for Good Reason Outside the Change of Control Period. If, during the Employment Term and outside the Change in Control Period, (i) Executive resigns his employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause, and Executive signs and does not revoke the Release, then Executive shall receive the following severance benefits from the Company:
(i)Severance Payment. Executive shall receive a single lump-sum cash severance payment equal to the sum of (A) twenty-four (24) months of Executive’s then-current Base Salary; and (B) any earned but unpaid Annual Incentive Bonus with respect to the prior year, based on actual performance.
(ii)Annual Incentive Bonus. Executive shall receive a pro-rated target Annual Incentive Bonus for the year in which the termination occurs, payable at the same time as the severance payment set forth above in Section 6(b)(i). In addition, if actual performance for the year exceeds target and the date of Executive’s termination is July 1 or later, then the Company shall pay Executive the remainder of Executive’s target Annual Incentive Bonus for such year (less deductions and withholdings), to be paid when bonuses are paid to other executives.
(iii)Acceleration of Vesting of Equity Compensation. Executive will be granted twelve (12) additional months of vesting credit, with respect to the Time-Based Option and Time-Based RSU (with such vesting being calculated as if the award had been subject to monthly vesting) and that the Starting RSU will vest in full. In addition, in the case of a resignation for Good Reason, Executive will be granted twelve (12) additional months of vesting credit with respect to other outstanding and unvested time-based equity awards (with such vesting being calculated as if the award had been subject to monthly vesting). Any Performance-Based Options or Performance-Based RSUs that have satisfied the stock price goal set forth on Exhibit B hereto, but for which the service-based vesting had not yet been satisfied will also vest and the remainder of the Performance-Based Options and Performance-Based RSUs that have not satisfied the stock price goals will terminate and be cancelled for no consideration, except as set forth on Exhibit B hereto. All other performance-based equity awards with respect to which performance goals have been achieved but which remain subject to time-based vesting will also vest and the remainder of such performance-based equity awards that have not satisfied the performance goals as of the date of termination will terminate and be cancelled for no consideration.
(iv)COBRA. Executive shall receive the COBRA payment benefit set forth above in Section 6(a)(iii).
(c)Benefits True Up. In the event Executive has a termination of employment triggering severance under Section 6(b) and that termination is later determined by the Company to qualify as a termination triggering severance under Section 6(a), then the Company shall make a true-up payment to Executive as of the Change in Control so that the aggregate of all benefits provided to Executive are those in Section 6(a). Notwithstanding any provision of the notices and agreements governing equity awards granted to Executive, any equity awards that would otherwise be forfeited upon a resignation for Good Reason or termination without Cause shall remain outstanding and eligible to vest for four (4) months following such termination to permit the additional acceleration described in Section 6(a) above.

(d)Death or Disability. If during the Employment Term, Executive’s employment with the Company terminates due to Executive’s death or Disability (as defined herein), then Executive will receive (a) a pro-rated target Annual Incentive Bonus for the year in which the termination occurs, paid when bonuses are paid to other executives, and only to the extent performance goals are actually met; and (b) any other earned but unpaid Annual Incentive Bonus with respect to the prior year, based on actual performance.
(e)Exclusive Remedy. The provisions of this Section 6 are intended to be and are Executive’s exclusive rights to severance payments and benefits in the event of termination of service. The parties hereto agree that nothing herein is intended to result in duplication of severance or any other benefits.
(f)Code Section 409A.
(i)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 6(f)(ii) below, and consequently shall be paid to Executive promptly following termination as otherwise required by this Agreement.
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service (as such term is defined in Section 409A) (a “Separation from Service”), then the cash severance benefits payable to Executive under this Agreement along with any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are otherwise due to Executive on or within the six (6) month period following Executive’s Separation from Service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s Separation from Service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his Separation from Service but prior to the six (6) month anniversary of his date of Separation from Service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.
(iii)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary Separation from Service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 6(f)(ii) above. For purposes of this Section 6(f), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(iv)It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.
(v)Notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under this Agreement is conditioned upon Executive signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided unless the Release becomes effective during the Release Period. Any severance payments to which Executive is entitled under this Agreement shall be paid by the Company to Executive in cash and in full arrears on the date on which the Release becomes effective or such later date as is required to comply with Section 409A; provided however, that if the Release Period straddles two calendar years, the severance payments to which Executive is entitled under this Agreement shall be paid on the latest of (A) the date on which the Release becomes effective, (B) the first business day of the calendar year following the year in which Executive terminates employment with the Company or (C) such later date as is required to comply with Section 409A.
(vi)With respect to reimbursements or in-kind benefits provided to Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (B) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
7.Golden Parachute Excise Tax Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.
The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
8.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” shall mean (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) Executive’s continued failure to perform lawfully assigned duties for 30 days after receiving written notification from the Board, (iv) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company, (v) Executive’s material breach of any material agreement with the Company or (vi) any other intentional misconduct by Executive that adversely affects the business of the Company in a material manner, in all cases (other than in the case of clause (ii)) after having been provided with written notice and a 14-day opportunity to cure (if the Board determines a cure to be possible) and to be heard by the Board with Executive’s counsel present.
(b)“Change of Control” will mean the occurrence of any of the following events:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iii)The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
(c)“Change of Control Period” will mean the period beginning on the date four (4) months prior to, and ending on the date that is twelve (12) months following, the effective date of a Change of Control.
(d)“Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12)

months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.
(e)“Good Reason” will mean that Executive resigns his employment within 120 days after any of the following is undertaken by the Company (or its acquirer) without Executive’s express written consent: (i) a reduction in Executive’s title, (ii) a material reduction of Executive’s duties, authority or responsibilities (including but not limited to a material reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity such that Executive is no longer the Chief Executive Officer of a publicly-traded company); (iii) any material (at least 10%) reduction of Executive’s Base Salary and potential bonus (other than a proportionate reduction in Executive’s Base Salary that affects all senior management of the Company); (iv) failure of a successor to the Company to assume this Agreement; (v) any material breach by the Company of any material agreement with Executive; or (vi) prior to a Change of Control (and, following a Change of Control if the Company’s Board exists following such Change of Control) Executive’s position as a member of the Board terminates as a result of the Board’s failing to nominate him for election or re-election thereto; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.
9.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
10.Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
11.Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

12.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
13.Confidential Information; Dispute Resolution. Executive will be subject to the terms of the Proprietary Information and Inventions Agreement and Arbitration Agreement, entered into effective September 22, 2021.
14.Miscellaneous Provisions.
(a)Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees incurred by Executive in connection with negotiation, preparation, and execution of this Agreement (including the preceding term sheet) and any related ancillary documents, in an amount not to exceed $20,000.
(b)Enforcement Costs. If any civil action or other legal proceeding, including arbitration, is brought for the enforcement of this Agreement or any other material agreement between the parties hereto, and/or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of such agreements, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses associated thereto.
(c)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(d)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(f)Entire Agreement. This Agreement, together with Executive’s Proprietary Information and Inventions Agreement, Arbitration Agreement, and written equity compensation agreements, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), of the parties with respect to the subject matter hereof. In particular, and without limitation, this Agreement shall supersede and replace the term sheet between the Company and Executive dated September 22, 2021.
(g)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the choice of law provisions thereof.
(h)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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In Witness Whereof, each of the parties has executed this Employment Agreement, in the case of the Company by its duly authorized Board member, as of the last date signed below.
COMPANY:

eHealth, Inc.
By: /s/ Scott Giesler
 Scott Giesler

Title: SVP and General Counsel

Date: Dec 13, 2021

FRAN SOISTMAN
By: /s/ Fran Soistman

Date: 12/13/21

EXHIBIT B
Options and RSU Awards that are subject to stock price goals will contain the following stock price hurdles: 25% vested at $58.00; an additional 15% vested at $64.00; an additional 15% vested at $70.00; an additional 15% vested at $76.00; an additional 15% vested at $82.00; and an additional 15% vested at $105.00 (each a “Performance Goal”). A stock price hurdle will be treated as having been met if the 90 trading day VWAP equals or exceeds such hurdle during the four-year period starting on the date of grant (the “Performance Period”). If a stock price hurdle has been met, the portion of Options or RSU Awards subject to that hurdle will vest on the earlier of (a) the one-year anniversary of the date that the hurdle was met or (b) the fourth anniversary of the date of grant, so long as Executive remains in continuous service to the Company through such earlier date (subject to the severance provisions of the Agreement).
If, during the Performance Period, a Change in Control (as defined in the equity plan pursuant to which the award is granted) occurs, then the Performance Period will be shortened such that the Performance Period will end as of the Change in Control and, to the extent that any of the Performance Goals are achieved based on the value of the pershare consideration received by the Company’s stockholders in connection with the Change in Control (the “Per-Share Consideration”) (and, for the avoidance of doubt, in lieu of and without regard to any ninety (90) trading day VWAP otherwise required with respect to determining the achievement of Performance Goals not in connection with a Change in Control), such Performance Goal will be deemed achieved, as determined by the Compensation Committee in its sole discretion, and the applicable shares subject to the award as a result of such performance goal achievement will become eligible to vest. The unvested portion of the award will be forfeited automatically. Any eligible shares resulting from the Change in Control will be scheduled to vest on the first anniversary of the Change in Control, provided that Executive remains in continuous service through that vesting date (subject to the severance provisions of the Agreement).
Upon a termination of service by the Company without Cause or by Executive for Good Reason in circumstances in which there is no Change in Control and Per-Share Consideration, if the initial $58.00 hurdle has been previously achieved, then the 90 trading day VWAP as of the date of termination will, to the extent it exceeds the highest previously-achieved hurdle and is less than the next-highest hurdle, be used to calculate pro rata vesting of the tranche that would have vested at the next highest hurdle, based on linear interpolation above such highest previously-achieved hurdle and below such next-highest hurdle, as calculated and determined in the sole discretion of the Compensation Committee. For example, if the $58.00 hurdle has been previously achieved as of the date of termination, and the 90 trading day VWAP as of the date of termination is $61.00 (i.e., halfway between $58.00 and $64.00), then half of the 15% of the RSU Award that would have vested upon the achievement of the $64.00 hurdle (i.e., 7.5%) will vest.

Exhibit C

eHealth, Inc.
Release of Claims
This Release of Claims (“Agreement”) is made by and between eHealth, Inc. (the “Company”), and Fran Soistman (“Executive”).
Whereas, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Employment Agreement by and between Company and Executive (the “Employment Agreement”).
Now Therefore, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Termination. Executive’s employment from the Company terminated on ___________________________.
2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.
3.Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
4.Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Employment Agreement or to any vested rights to benefits Executive has under any employee benefit plans of the Company. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary or directors & officers insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement, Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
6.Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.
Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
8.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.
9.No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
10.No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
11.Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
12.No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
13.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
14.Entire Agreement. This Agreement, along with the Employment Agreement, the Proprietary Information and Inventions Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
15.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Board of Directors of the Company.
16.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

17.Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
18.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
19.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)They have read this Agreement;
(b)They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)They understand the terms and consequences of this Agreement and of the releases it contains;
(d)They are fully aware of the legal and binding effect of this Agreement.

In Witness Whereof, the Parties have executed this Agreement on the respective dates set forth below.
eHealth, Inc.
Dated:     By:
    [name, title]
Dated:
Fran Soistman